Exhibit 99.1

VIAVID
communications simplified.

# INmune Bio, Inc.

## Second Quarter 2020 Conference Call

August 5, 2020

C O R P O R A T E P A R T I C I P A N T S

David J. Moss, Chief Financial Officer

Raymond J. Tesi, M.D., Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Julian, BTIG

Jonathan Aschoff, Roth Capital Partners

Naureen Quibria, Maxim Group

Arthur He, H.C. Wainwright

P R E S E N T A T I O N

Operator

Greetings, and welcome to the INmune Bio Second Quarter 2020 Earnings Call.

At this time, all lines have been placed on a listen-only mode, and the floor will open for questions and comments following the presentation. If you have a question please press the one, followed by the four on your telephone.

As a reminder, this conference is being recorded. A transcript will follow within 24 hours of this conference call.

At this time, it is my pleasure to introduce Mr. David Moss, cofounder and CFO of INmune Bio. David, the floor is yours.

David J. Moss

Thank you Malika, and good afternoon everybody. We thank you for joining us for the call for INmune Bio’s second quarter 2020 financial results. With me on the call is RJ Tesi, CEO and cofounder of INmune Bio, who will provide a business update.

Before we begin, I remind everyone that, except for statements of historical facts, the statements made by management in responses to questions on this conference call are forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Please see the forward-looking statements disclaimer on the Company’s earnings press release, as well as risk factors in the Company’s SEC filings, including our most recent quarterly filing with the SEC. There is no assurance of any specific outcome. Undue reliance should not be placed on forward-looking statements which speak only as of the date they are made, as the facts and circumstances underlying these forward-looking statements may change. Except as required by law, INmune Bio disclaims any obligations to update these forward-looking statements to reflect future information, events or circumstances.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With the forward-looking statements behind us, now I’d like to turn the call over to RJ Tesi, cofounder, CEO of INmune Bio. RJ?

Raymond J. Tesi

Thank you David, and thank everyone for joining the call.

I will arrange my marks to highlight key take-aways for the second quarter, year to date, and provide updates for the programs using our two platforms before I pass it back to David to discuss our financial results and upcoming milestones. Then we will move to the Q&A.

We’ll start with the DNTNF platform that targets soluble TNF without affecting transmembrane TNF. This unique biology opens vast therapeutic areas that are not accessed by the currently approved TNF inhibitors, due to safety concerns.

INmune Bio has four therapeutic programs in development using the DNTNF platform. These include INB03 for cancer, LIVNate for NASH, Queller, a new program to treat the complications of cytokine storm related to C19, and XPro1595 for Alzheimer’s disease. I’ll remind you that these are all the same drug repurposed for each indication.

XPro1595 for the treatment of Alzheimer’s disease is the obvious place to start. Although not a second quarter event, on July 13 we reported interim results from our Phase 1b clinical trial. We have been clear in describing the goal of this trial, which is to decrease neuroinflammation in patients with Alzheimer’s disease. Preliminary data reported in six patients demonstrated that XPro decreases white matter free water, a biomarker of neuroinflammation that is measured by MRI, in patients with Alzheimer’s disease. The preceding statement understates the real power of this biomarker. In all patients, neuroinflammation, as measured by this validated biomarker, decrease in the arcuate fasciculus. Why is this important? The arcuate fasciculus is a white matter tract critical in language.

While these data are preliminary and must be confirmed with additional study subjects, we believe they provide an important—they are important for three reasons. First, they show that XPro, when given as a subcutaneous peripheral injection, can decrease neuroinflammations in patients with Alzheimer’s disease. Second, the decrease is in a well defined anatomical structure that plays a crucial role in arguably the most sensitive clinical symptoms of Alzheimer’s disease, and that is language or language dysfunction. Finally, these data provide a distinctive measurable biomarker that we can use to inform this and future trials, and points to clinical endpoints that will allow us to design an efficient Phase 2 program while optimizing the dose of the drug to be used in what will be a blinded randomized placebo-controlled trial.

If you did not participate in the KOL webinar on the morning of the 13th, I suggest you use the link on our website to listen to the clinical vignettes presented by Dr. Rosalyn Lai, the PI at the KaRa site in Sydney Australia. You can also hear the commentary by our expert team of consultants, and you can see the data in the slides.

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Like our consultants, we are extremely encouraged by these findings at such an early stage in our clinical trial. Not only do we see a clear reduction in neuroinflammation, but we also know where in the brain this reduction is occurring, and which may allow us to predict domains of cognition that might be affected by the disease and the therapy. We look forward to results in additional patients in the Phase 1b trial, and in the patients who have been enrolled over into the extension trial. If there are no surprises, we are confident in our goal to initiate a Phase 2 trial in 2021.

The C19 pandemic continues to rage across the U.S. The Queller program targets soluble TNF, arguably the most important element of the cytokine storm that is a common feature in patients requiring hospitalization for COVID-19 infection. We have previously detailed our decision process and strategy as it relates to this fascinating but complicated public health problem.

Several things have changed. We signaled we were applying for nondilutive financing from BARDA. On the eve of our application submission, BARDA refocused its mission to supporting vaccines and diagnostics exclusively. They indicated a submission for a therapeutic would be a low priority. Disappointed but not deterred, we are working towards treating the first patient. The exact timing for this depends on both the regulatory agencies and the complex startup activities at the clinical sites. Honestly, two months ago I was concerned that there may not be enough cases in the United States; obviously that has changed dramatically. This disease is going to be with us for a while. We think we have a therapy that should be tested and may benefit these patients.

We have two additional DNTNF programs that are delayed due to the pandemic: INB03 for cancer and LIVNate for NASH. We believe it will not be possible to initiate enrolment in these programs until 2021. As the pandemic winds down and clinical sites begin to return to normal, we will seek to reengage the clinical teams that we have identified for these programs. I do not want to predict when patient enrolment will start.

For those of you seeped in the world of biotech, an obvious question is what about drug supply. We are working with KBI Biopharma, a U.S.-based CDMO, on the production of new drug for our burgeoning clinical programs. Making biologics is complicated; there are many twists and turns. The best way to describe the process so far is that it is so far so good. If things remain on track, we expect to have the first batch of drug produced by KBI in 2021.

Before I conclude my comments on the DNTNF platform, I want to highlight some surprising findings reported by Dr. Roxana Schillaci at the AACR this year. Dr. Schillaci has demonstrated that the combination of INB03 with the TKI inhibitor lapatinib overcomes resistance to trastuzumab in HER2-positive breast cancer. Actually in any HER2-positive cancer; she has data in gastric carcinoma also. This body of work continues to expand, and we hope to present additional preclinical data to support our efforts in oncology.

On to INKmune. This is our NK cell priming platform. We have two therapeutic programs in the queue. INKmune will be studied in a solid tumor and a hematologic malignancy: ovarian cancer and high-risk MDS respectively. The latter is a form of pre-leukemia.

In June, we announced the MHRA, the U.K. equivalent of the FDA, has given approval to initiate the Phase 1 clinical trial with INKmune in high-risk MDS patients. This single-center Phase 1 trial will be a first in man study using the INKmune product. Based on the current environment and the timetable given to us by the clinical site, we are targeting study initiation before the end of the year.

To be clear, the study will occur in the U.K., a country suffering from many of the problems related to initiating non-COVID-19 clinical trials that we suffer from here in the U.S. The treatment of the first patient depends on getting the green light from the clinical site. The Company is ready.

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High-risk MDS is a disease of the elderly. It is poorly served by standard leukemia therapy, such as high-risk chemotherapy or bone marrow transplant. We hope to show that INKmune will provide effective and safe therapeutic options for these patients. Currently they really just languish, and ultimately die of their disease.

The Phase 1 trial will include at least nine patients, enrolled at a single center in the U.K. that has the capacity for both expansion in the number of centers and the number of patients. We expect enrolment to take a year.

Treatment of ovarian cancer, the solid tumor we are targeting, has been a challenge for patients, clinicians, and biopharma. The problem is relapse. Put another way, current therapies are pretty good at controlling overt disease, but do not solve the problem of residual disease. As you know, residual disease is what causes relapse. Elimination of residual disease is the focus of our INKmune programs, particularly in ovarian cancer. The preclinical data clearly shows that INKmune can prime the patient’s abundant NK cells in blood and ascites to attack their tumor.

As with the high-risk MDS program, the Phase 1 trial ovarian cancer program awaits a reopening of the U.K. cancer sites or centers to Phase 1 clinical trials. We expect this trial to begin enrolling in 2021.

Naturally we value IP. IP is one of the lifebloods of biotech. The NK platform—we announced in April that the NK platform had new IP that had been issued by the USPTO. The patent application was entitled “In vivo priming of natural killer cells”, and in many ways this is a core bit of IP that we continue to expand or put additional IP for both the INKmune program and for the DNTNF program. As this IP issues, we will let you know.

This concludes the updates on the two platforms. I will now turn it back over to David Moss, INmune Bio’s CFO, to discuss financial results and upcoming milestones.

David J. Moss

Thank you RJ.

I’ll provide a brief overview of our financial results and upcoming milestones.

Net loss attributable to common stockholders for the second quarter ended June 30, 2020 was $2.1 million, compared to $0.4 million for the quarter ended June 30, 2019.

Research and development expenses totaled approximately $0.9 million for the second quarter ended June 30, 2020, compared with approximately $0.6 million for the quarter ended June 30, 2019.

General and administrative expenses was approximately $1.2 million for the quarter ended June 30, 2020, compared to $1.3 million for the quarter ended June 30, 2019.

At June 30, 2020, the Company had cash and cash equivalents of approximately $4.8 million with no debt. Not included in that figure is the closing of a $25 million gross proceeds public offering, resulting in net proceeds of approximately $23.1 million after deducting underwriter discounts and commissions and other offering expenses payable by the Company we closed on July 20, for general corporate purposes, including supporting research and development, mainly clinical trials. I will note that we sold only common stock in the offering.

As of August 5, 2020, the Company had approximately 13.4 million shares of common stock outstanding.

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Now I’d like to move on and list our upcoming milestones and catalysts.

First, we expect to report additional results of the Phase 1b XPro1595 Alzheimer’s disease trial, expected to complete towards the second half of 2020. As RJ has said earlier, this trial is on extension and will continue into 2021, but you should see additional data towards the end of this year.

Second, initiate enrolment of patients with Queller for the treatment of complications of COVID-19 infection.

Third, enroll patients in INKmune Phase 1 in high-risk MDS, expected towards the second half of 2020, second half of this year.

In 2021, we plan to initiate four clinical trials: INKmune, a Phase 1 for the treatment of ovarian cancer; XPro1595, a Phase 2 program for Alzheimer’s disease in patients with neuroinflammation; LIVNate, a Phase 2 for the treatment of NASH; and INB03, a Phase 2 for treatment of MUC4-resistant metastatic HER2-positive breast cancer.

So, in summary we remain very, very focused on meeting our milestones, delivering data, and rewarding investors’ faith and most importantly patients in the development of our business. We thank all of our previous, current and new investors who’ve played and supported our goals of moving these programs forward.

At this point, I’d like to thank you for your time and attention, and I’d like to turn it back to Malika for questions-and-answers. Malika, could you please poll for questions.

Operator

Yes thank you, ladies and gentlemen on the phone lines, if you would like to register for a question, please press the one, followed by the four. You will hear a three-tone prompt acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one, followed by the three. Once again, it is one, four if you have a question. One moment please.

All right, we do have questions. The first one is from the line of Tom Shrader with the BTIG. Please go ahead, your line is open.

Julian

Hi. This is Julian on for Tom. Congrats on the quarter and thanks for taking my questions.

First, on your Alzheimer’s Phase 1, beyond white matter free water, I understand there are several data points we’re expecting in back half of this year. How would you frame expectations for those? I know it’s very early, but is it reasonable to expect directionally positive trends over three months there?

Raymond J. Tesi

Yes, thank you, this is RJ. I mean so, as you know, we have five biomarker buckets. We have the white matter free water, which is an imaging bucket; we have breath, which is a exploratory endpoint; we have inflammatory cytokines and shall we say biomarkers of neurodegeneration, such as neurofilament in both blood and CSF; and then we have behavioral biomarkers.

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I can say that we, as a—to control costs, many of the CSF biomarkers, which would be expected to be the most fruitful, so to speak, are being batched, so we expect not to have those til the second half of this year. We are using the Roche toolkit, which—for Alzheimer’s that they—for our testing in the CSF.

The data as it relates to the neuropsychiatric biomarkers will probably once again be given piecemeal, partly in the second half but more towards the end of the year. I think both the CSF and the neuropsychiatric endpoints, which are quite frankly the most probable, or the ones we expected to be most sensitive, will in fact be directional and very useful in helping plan our Phase 2.

I don’t have a clue what’s going to happen with the breath. We love the technology, but it’s never been used the way we’re trying to use it; that is, as a way to monitor results.

And then finally, I am not a fan of blood biomarkers in Alzheimer’s disease, or actually in any inflammatory disease. Measuring blood cytokines, I think, is a very challenging way to study inflammation. So, we tend not to put a lot of weight in it; we do it, because everyone does it, but we actually build our trials around the other biomarkers which we think are more reliable.

Julian

Okay got it, thank you that’s helpful.

And then switching gears to your COVID program. I know there have been some reports of infarction associated with the natural course of the infection. Do you have a sense for how common this is, relative to the flu, and the FDA’s general receptivity for therapies that specifically address this on a prophylactic basis?

Raymond J. Tesi

So are you meaning infarction in the heart? Are you talking about cardiac infarction or elsewhere?

Julian

Both.

Raymond J. Tesi

Okay. So, one of the—it’s actually—as you know, our belief is that COVID-19 is not a pulmonary—or the complications of cytokine storm are not a pulmonary disease but a disease of endothelial activation that can be manifest in a lot of different organ systems, very prominently in the lungs. The heart is obviously a secondary place, and the literature’s pretty clear that it’s not direct infection of the virus into the cardiomyocytes, it’s actually related to the coagulopathy and blood clot.

So, in fact, the cardiac problems are real; they can be prolonged. It is actually not well known that actually even in influenza, if you look at the rate of myocardial events in the six months after—maybe it’s three months, I forget the exact length; in the period after the patient gets influenza, there is an increased incidence of myocardial events, whether it be acute coronary syndrome or MI. So, this may be a general effect of viral disease. But, you know, all the other stuff that goes on with COVID-19, whether it be the neurologic effects, the hepatitis, the renal effects, the post-COVID brain fog, the pediatric inflammatory syndrome, all that stuff is very unique to this coronavirus.

So, please don’t try to say that this is just a bad flu, because it’s a little bit worse than that, I would say.

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Julian

Right. Got it. Thanks very much.

Operator

Thank you. We do have other questions, and next one is from the line of Jonathan Aschoff with Roth Capital Partners. Please go ahead, your line is open.

Jonathan Aschoff

Thank you. Hey guys, I was wondering if you can tell me how big the Phase 1 AD trial will ultimately be, now that you’ve seen encouraging neuroinflammation results in the first few patients, and how long will you dose them in the extension program you have?

Raymond J. Tesi

Good question. So, you know, I expect that we will end up instead of treating 18 patients, I think it’ll get closer to 24 or 28. Because I think now that we have this really, you know, we have a biomarker we can measure without the hands of man, what I like to say. Traditionally the trials, you have all these rating scales, and you’ve got someone that actually sits down and talks to the patient and checks boxes. Quite frankly that, any clinical trial that has those kind of scales has a much more imprecise outcome because of the hands of man. This is basically, the MRI basically removes the hands of man, it’s basically math and physics. I mean, basically it becomes a computer algorithm that measures the stuff.

As a result, I think we can really drill into what I think the exact dose we need to use will be. We will be exploring this with the clinical trial. So I expect, because of that, we’ll probably end up with some cohorts that are less than one milligram per kilogram, which has advantages in the cost of goods for the therapy, and so I expect we’ll get up to maybe 24 patients, let’s say that, 24, 28.

Now the extension trial is a completely different trial. It’s actually not the Phase 1. We actually had to put a new protocol in place for the extension trial, so they get rolled into the extension. The history of this is kind of interesting. Some of the patients had such good results that they started campaigning very early to say that, you know, if you don’t allow me to stay on this drug after three months, I’m going to pitch a hissy fit, to actually use the term. I was not originally, the Company was a little reluctant to do this, because it costs money, and the number of patients ends up being small. But one of our Board members, who is Tim Schroeder, is the founder and the CEO of CTI which is a CRO which has been ranked, year after year, as one of the top ten CROs in the country. One of the things he counseled us was that, when you go to regulatory agencies, if you have patients who have been on drug for prolonged period of time, that kind of data is very valuable for just from a communication point of view.

So in fact the way the extension trial works is these patients stay on drug, they get formal evaluations as far as MRI and safety labs every three months. Currently we have a number of patients who are out eight months. The protocol is written that they stay on a year. I suspect though that we will extend them. If their—the way the enrolment is written is if the patient and their clinician feel that they are getting benefit from the therapy, we will continue them on the trial. So, it was driven by the patients, it was supported by their clinicians, and they dragged us kicking and screaming to the table, but I’m very glad we’re doing this trial because at some point we’ll be able to report to you what therapy looks like in patients who have been on the drug for a year, which is not bad for where we are in development.

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Jonathan Aschoff

Okay. Thanks for that. I was curious, thus far, what percent of patients that have completed 12 weeks are in the extension program?

Raymond J. Tesi

I do not know that off the top of my head. As you know, CJ Barnum is our Director of neurosciences, is directly involved in the trial. I’ll ask him and get back to you on that, Jonathan. I’m sorry.

Jonathan Aschoff

Okay. The last one about AD, given the AD results thus far, do you think that you’ll deemphasize any other (inaudible) programs to focus resources on more aggressive early AD campaign than you might have expected you’d do?

Raymond J. Tesi

That’s a very good question. At this point, obviously the horse in the lead is the AD program. It’s not because—and we love our other programs, and we have always committed to investors that we will look for nondilutive funding.

I think we—I’m not willing to say that we’re walking away from anything. We believe these programs have value both clinically, for patients, and financially for the Company. So, I would like to leave it at that; I think you ask a fair question. We’re not ready to pick a winner yet.

Jonathan Aschoff

Okay. That’s all. Thank you very much.

Operator

Thank you. Our next question is from the line of Naureen Quibria with Maxim Group. Please go ahead, your line is open.

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Naureen Quibria

Hi. How are you guys? Hopefully you can hear me.

I have a question on the AD program as well, and on the extension arm. Since the patients are going to stay on longer, do you have any clarity on or will you evaluate whether there is an impact on cognition, would you be able to assess that at all with this study?

Raymond J. Tesi

Oh absolutely. Good—thank you, Naureen, for the question. Absolutely right, or actually absolutely yes. As part of that every three months evaluation, they get the full battery of neuropsychiatric testing. They actually got it at three months also. But our expectations were quite low. But from what we’re seeing, we think that we are hopeful that over time that we will actually see the kind of changes in those metrics that will get the people who are used to a more traditional Alzheimer’s trial with cognitive endpoints excited. So, the answer is absolutely yes.

Naureen Quibria

Okay great, thanks, that’s helpful. In terms of the same soluble TNF inhibitor that you’re going to use for the COVID study, I guess, can you just walk us through the study itself and sort of the rationale for it? I know you’ve talked about it, but the thing is, you’ve seen other cytokines like IL6 inhibitors, like Sanofi’s Kevzara and Roche’s Actemra that haven’t fared well, they’re IL6 though; and hydroxychloroquine hasn’t shown any benefit either, and that jams in some bunch of different cytokines, to what extent we don’t know, and obviously this is a very different cytokine, targets something different, but I was wondering, have you seen any preclinical evidence with this agency in infected (inaudible) cells or other settings that gives you confidence that soluble TNF may show some benefit in COVID patients?

Raymond J. Tesi

Yes. That’s a very insightful question. Remember, we’re not focused on the lung. We’re focussed on endothelial cells. This is a major difference in how we approach the disease.

When you look at the major cytokines of the cytokine storm, they’re soluble TNF, IL6 and IL1. IL6 has no effect on endothelial activation. Full stop. Right? TNF has a major effect on endothelial activation, and IL1β may or may not, depending on which studies you look at.

It's very clear that what soluble TNF does with endothelial cells, first of all it up-regulates ICAM and VCAM, which are homing proteins, so it allows immune cells to traffic to the site of injuries; but more importantly it up-regulates tissue factor, which is what stimulates the coagulopathy. I’ve been clear, I used to be a lonely voice, I’m not—there are more of us out there now, talking about the role that coagulation is the bad actor.

So, I think the anti-IL6 programs, for the patient that is not—it’s not going to affect what I think is the primary inflammatory target, which is the endothelial cells.

If IL1 may (phon), there’s an anti- IL1α and β combined drug out there that is in studies, we’ll see. But I think we’ve got an excellent drug. Even more importantly, when you look at some of the other areas, like if you look at the MISC, the multi-inflammatory multi-system inflammatory syndrome of children, I mean that thing has TNF all over it. It is a variant, or shall I say it’s a kissing cousin of Kawasaki disease, where TNF plays a very big row.

I think at the end of the day we have to the clinical trial. Right? But, I like the clinical trial we’re doing, and I think that we have a chance of showing a benefit. I think our biggest benefit will end up being that we really turn off the coagulopathy, and when you turn off the coagulopathy, by turning off the cytokine storm, I think these patients will benefit. All I can say is stay tuned. Right?

Naureen Quibria

Right. So, that’s helpful. Just one more on that same topic.

So, will you look at pedes (phon) and Kawasaki disease as well?

Raymond J. Tesi

Not at this point. We’re eyeing that with considerable interest, I would say.

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There are always—there are challenges getting into the pediatric arena. The standard path for diseases that—for drugs like our DNTNF is to have a large adult database before you go into kids. The FDA is very supportive of you going into kids, but they want you to have that database. We’re a ways from that database, but the problem is today. You can imagine, with the raging virus in the U.S., and particularly with push to go back to schools, I think we’re going to be seeing more of these kids, and the current therapies are imperfect.

All I can say is it’s something that’s very much on our radar screen, but I think, at this point in the COVID area, we’re very focused on getting the adult trial going, and once we get that started, I think it becomes a topic of conversation.

Naureen Quibria

Great, got it. Thanks.

Operator

Thank you. Our next question is from the line of Arthur He, with the H.C. Wainwright. Please go ahead, your line is open.

Arthur He

Hi, RJ and David, good afternoon.

So I just had two questions. One is, I just want to, regarding the COVID-19 study, have you guys have any further discussion with the FDA, and in your (inaudible) perspective, what the optimal time to starting the trial?

Raymond J. Tesi

Let me answer that. I mean, we’re fully engaged with the FDA, that’s the way I’m going to phrase it, I mean, and obviously, really the ball’s in their court. We are, as you can imagine, the clinical sites are interested in what we’re offering. So, there’s really a parallel track going on. There’s the regulatory track, which is the FDA, and then there’s the clinical development track, getting the sites up and running, which is another complete handful. Those things are going on in parallel.

I don’t want to give an exact date. But I will say, I don’t know if I’d mentioned this before. Originally we had thought about actually getting started in Australia, because as you know we already have our clinical programs going in Australia. I really turned my back on Australia because at the first go-round, they had a tremendous success in squashing the curve. Well, that success has unfortunately failed, and now Victoria and Melbourne, Melbourne is the largest city or second largest city in Australia, is just on fire.

So, in fact, we are sticking our nose back into Australia. So, we in fact—it’ll be the same protocol. We are in fact engaging two regulatory authorities, and so we think we’re in pretty good shape to getting this started quite soon. I think in the past I’ve said August. I’m hopeful for that. I won’t say what country it’ll be in. But I think it’s reasonable to assume that we’re pushing hard, and we’ll have that first patient enrolled pretty quickly, or within a reasonable amount of time.

Arthur He

Okay. Thanks for that.

My second question probably for David, could you give us some color on the ongoing expense on the R&D and the (inaudible)?

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David J. Moss

So, thanks Arthur. You’re looking about the expense for the R&D related to the COVID trial?

Arthur He

No, the overall, like overall the operation expense, if you can give us some color. Yes.

David J. Moss

Yes no happily, happily. No, we, given the current programs that we’ve announced, without any changes of expansion or adding any new programs or decreasing any programs, just based on our current plan that we’ve announced, we have funding through the first half of 2022. So, we’re well funded through 2021, and we expect to do what we’ve done in the past is keep our heads down, run things as efficiently as possible. Our R&D expense looks a little bit on the low side because we get these rebates which are contra R&D, which are unusual in biotech companies. So, we’re going to continue to get the R&D rebates in Australia and the U.K., and we’re also going to continue to try and apply for support, grants in support in our clinical programs. Obviously we’ll announce anything that—if we’re able to achieve that, as we move along, but we’re going to continue our kind of, you know, let’s call it be as capital-efficient as we possibly can.

Arthur He

Thank you very much, and thank you for taking my question, and congratulations on the progress.

David J. Moss

Thank you, Arthur. Really good questions. Very much appreciate it.

Raymond J. Tesi

So, I think we’re going to cut off the Q&A session. I’m sure there are people that have not had their questions answered, and we apologize. But you know, David and I pride ourselves on being accessible, you know how to get a hold of us, please reach out to us, and we will do our best to answer your questions. So, we appreciate you participating in the call today, and we very much appreciate your continued support.

David, anything you want to add?

David J. Moss

No, RJ, I mean, again, just, I want to highlight that the investors are the lifeblood of our Company and we do want to communicate with you if you have questions, we know we have a lot, there’s a lot of questions related around Queller, keep them coming and we’ll do our best to answer them. Thank you.

Raymond J. Tesi

Malika?

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Operator

Thank you. Ladies and gentlemen, that does conclude today’s call, we thank you for your participation and ask that you please disconnect your lines.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com